Exhibit 5.1

March 23, 2018

Purple Innovation, Inc.

123 East 200 North

Alpine, Utah 84004

Re: Registration Statement on Form S-3 (File No. 333-223030)

Ladies and Gentlemen:

We have acted as counsel to Purple Innovation, Inc. (formerly known as Global Partner Acquisition Corp.), a Delaware corporation (the “Company”), in connection with a Registration Statement on Form S-3 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to (i) the offer and sale by the Company of an aggregate of 14,170,000 shares (the “Warrant Shares”) of Class A common stock, par value $0.0001 per share (the “Class A Stock”), of the Company upon the exercise of warrants which were originally issued as part of units in the Company’s initial public offering (the “Public Warrants”) and warrants which were originally issued in a private placement that closed simultaneously with the consummation of the Company’s initial public offering (the “Sponsor Warrants” and, together with the Public Warrants, the “Warrants”) and (ii) the resale of an aggregate of 12,815,000 Sponsor Warrants and 12,994,999 shares of Class A Stock (the “Resale Shares”) by certain security holders of the Company.

We have examined such documents and have reviewed such questions of law as we have considered necessary or appropriate for the purposes of our opinions set forth below. In rendering our opinions set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons. As to questions of fact material to our opinions, we have relied upon certificates or comparable documents of officers and other representatives of the Company and of public officials.

Based on the foregoing and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that:

1.	The Resale Shares have been validly issued and are fully paid and non-assessable.

2.	The Sponsor Warrants have been validly issued and are binding obligations of the Company.

3.	The Warrant Shares, when issued in accordance with the terms of the Warrants, will be validly issued, fully paid and non-assessable.

Our opinions expressed above are limited to the laws of the State of New York and the Delaware General Corporation Law.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to our firm under the heading “Legal Matters” in the prospectus constituting part of the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Dorsey & Whitney LLP

NST/DFM/SK